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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                   COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                      YEARS ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                1998    1997    1996    1995    1994
                                                                ----    ----    ----    ----    ----
                                                                       (DOLLARS IN MILLIONS)

Income from continuing operations...........................    $255    $361    $218    $258    $238
Add:
  Interest..................................................     240     216     195     160     104
  Portion of rentals representative of interest factor......      54      54      60      57      52
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................      28      21      21      23      --
  Income tax expense and other taxes on income..............     116     163     194     231     114
  Amortization of interest capitalized......................       2       2       2       2       1
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........       2       2      (1)     --      --
                                                                ----    ----    ----    ----    ----
       Earnings as defined..................................    $697    $819    $689    $731    $509
                                                                ====    ====    ====    ====    ====
Interest....................................................    $240    $216    $195    $160    $104
Interest capitalized........................................       1       2       6       5       2
Portion of rentals representative of interest factor........      54      54      60      57      52
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................      43      33      37      42      --
                                                                ----    ----    ----    ----    ----
       Fixed charges as defined.............................    $338    $305    $298    $264    $158
                                                                ====    ====    ====    ====    ====
Ratio of earnings to fixed charges..........................    2.06    2.69    2.31    2.77    3.22
                                                                ====    ====    ====    ====    ====
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